Exhibit 99.1

Better For You Wellness, Inc. Announces Substantial
Debt Elimination to Strengthen its Balance Sheet

Columbus, Ohio - July 19, 2023 - Better For You Wellness, Inc. (OTCQB: BFYW) (the “Company”) a leading Ohio plant-based and science-focused wellness company operating in the rapidly-growing $1.5 trillion wellness industry, is pleased to announce the reduction of $526,103 of debt, representing over 30.55% of the Company's total liabilities as of the Company's 2023 fiscal year ended February 28, 2023 (the “Debt Reduction”). The Debt Reduction was facilitated via the issuance of 14,219,002 restricted common shares at $0.037 per share, representing a conversion price that is a significant premium to the last traded price per share.

The Company’s Board of Directors unanimously authorized the Debt Reduction, demonstrating their confidence that its common shares are currently undervalued.

During the Company’s 2023 Fiscal Year, Independent Board Member and Audit Committee Chair David Deming extended a short-term loan of $195,000 to the Company. Additionally, Chairman and CEO Ian James and Chief Branding Officer Stephen Letourneau accumulated deferred compensation of $186,096, and $145,007, respectively. Deming, James, and Letourneau converted the entirety of their loan and deferred compensation amounts. These conversions resulted in the elimination of $526,103 in liabilities from the Company's balance sheet.

The Debt Reduction strengthens the Company’s balance sheet and allows the Company to focus on growth initiatives, including its skincare production, marketing, and implementation of operational efficiencies while preparing for highly anticipated upcoming acquisitions.

"Retiring debt and investing in the growth of our brands is pivotal for enhancing shareholder value. The decision to convert a substantial portion of the Company’s debt into restricted Common Shares at approximately 300% of the current per-share price showcases our leadership’s commitment to the Company and its shareholders. We believe this benefits the Company tremendously, enhances shareholder value, and sends a powerful message to the market as we grow our wellness portfolio."

Furthermore, the Company anticipates the closing of its previously announced acquisition of The Ideation Lab, which includes incubated wellness brands such as its functional beverage line, Stephen James Curated Coffee Collection, which recently announced the beginning of sales in select Kroger Co. (NYSE: KR) stores.

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About Better For You Wellness:

Better For You Wellness, Inc. (OTC: BFYW) is an Ohio headquartered plant-based and science-focused wellness company dedicated to providing high-quality, innovative products that enhance well-being and promote a balanced lifestyle. Better For You Wellness is leading the way in the wellness industry with a solid commitment to clean beauty and natural ingredients. Learn more at https://BFYW.com.

Forward-Looking Statements

This press release may contain forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology including "could," "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" and the negative of these terms or other comparable terminology. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results may vary, sometimes materially, from any estimates, predictions, projections, assumptions, or other future performance suggested in this press release. Except as required by applicable law, we do not intend to update any forward-looking statements to conform these statements to actual results. Investors should refer to the risks disclosed in the Company's reports filed with SEC (https://www.sec.gov/).

Contact:
Better For You Wellness, Inc.
Ian James, CEO
investors@bfyw.com

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